UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

PHILLIPS EDISON GROCERY CENTER REIT I, INC.

(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

PHILLIPS EDISON GROCERY CENTER REIT I, INC.

11501 Northlake Drive
Cincinnati, Ohio 45249

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS
AND INTERNET AVAILABILITY OF PROXY MATERIALS

Dear Stockholder:

On Wednesday, July 8, 2015, we will hold our 2015 annual meeting of stockholders at 222 S. Main Street, Suite 1730, Salt Lake City, Utah 84101. The meeting will begin at 11:00 a.m. mountain daylight time.

We are holding this meeting to:

1.	Elect four directors to hold office for one-year terms expiring in 2016.

The Board of Directors recommends a vote FOR each nominee.

2.	Attend to such other business as may properly come before the meeting and any adjournment or postponement thereof.

The board of directors has selected April 9, 2015 as the record date for determining stockholders entitled to vote at the meeting.

This proxy statement and proxy card are being mailed to you on or about April 30, 2015, along with a copy of our 2014 annual report.

Whether you plan to attend the meeting and vote in person or not, we urge you to have your vote recorded as early as possible. Stockholders have the following three options for submitting their votes by proxy: (1) via the Internet; (2) by telephone; or (3) by mail, using the enclosed proxy card.

Your vote is very important! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 8, 2015:

Our proxy statement, form of proxy card and 2014 annual report to stockholders are also available at http://www.grocerycenterreit1.com/Proxy-Materials.aspx

By Order of the Board of Directors

Jeffrey S. Edison

Chairman

Cincinnati, Ohio

April 30, 2015

QUESTIONS AND ANSWERS

We are providing you with this proxy statement, which contains information about the items to be voted on at our annual stockholders meeting. To make this information easier to understand, we have presented some of the information in a question-and-answer format.

Q:	Why did you send me this proxy statement?

A:	We sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote your shares at the 2015 annual stockholders meeting. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission (“SEC”) and is designed to assist you in voting.

Q:	What is a proxy?

A:	A proxy is a person who votes the shares of stock of another person who could not attend a meeting. The term “proxy” also refers to the proxy card or other method of appointing a proxy. When you submit your proxy, you are appointing John B. Bessey, R. Mark Addy and Devin I. Murphy, each of whom is an officer, as your proxies, and you are giving them permission to vote your shares of common stock at the annual meeting. The appointed proxies will vote your shares of common stock as you instruct unless you submit your proxy without instructions. If you submit your proxy without instructions, the appointed proxies will vote FOR all of the director nominees. With respect to any other proposals to be voted upon, they will vote in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in their discretion. If you do not submit your proxy, they will not vote your shares of common stock.

Q:	When is the annual meeting and where will it be held?

A:	The annual meeting will be held on Wednesday, July 8, 2015, at 11:00 a.m. mountain daylight time at 222 S. Main Street, Suite 1730, Salt Lake City, Utah 84101. If you need directions to the location of the annual meeting, please contact us at (801) 521-6970.

Q:	Who is entitled to vote?

A:	Anyone who is a stockholder of record at the close of business on April 9, 2015, the record date, or holds a valid proxy for the annual meeting, is entitled to vote at the annual meeting. Every stockholder is entitled to one vote for each share of common stock held, including fractional shares.

1

Q:	How many shares of common stock are outstanding?

A:	As of April 9, 2015, there were 183,840,620 shares of our common stock issued and outstanding.

Q:	What is a “quorum”?

A:	A quorum consists of the presence in person or by proxy of stockholders entitled to cast 50% of all the votes entitled to be cast at the annual meeting. There must be a quorum present in order for the annual meeting to be a duly held meeting at which business can be conducted. Generally, if you submit your proxy, then you will at least be considered part of the quorum.

Q:	What may I vote on?

A:	You may vote on the election of nominees to serve on the board of directors and on any other proposal to be voted on.

Q:	How does the board of directors recommend I vote on the proposal?

A:	The board of directors recommends that you vote FOR each of the nominees for election as a director who is named as such in this proxy statement.

Q:	How do I vote?

A:	Stockholders can vote in person at the meeting or by proxy. Stockholders have the following three options for submitting their votes by proxy:

•	via the Internet at www.2voteproxy.com/ph;
•	by telephone, by calling 1-800-830-3542; or
•	by mail, by completing, signing, dating and returning the enclosed proxy card.

For those stockholders with Internet access, we encourage you to vote via the Internet, since it is quick, convenient and provides a cost savings to us. When you vote via the Internet or by telephone prior to the meeting date, your vote is recorded immediately and there is no risk that postal delays will cause your vote to arrive late and, therefore, not be counted. For further instructions on voting, see the enclosed proxy card.

If you elect to attend the meeting, you can submit your vote in person, and any previous votes that you submitted, whether by Internet, telephone or mail, will be superseded. If you return your signed proxy, your shares will be voted as you instruct, unless you give no instructions with respect to one or more of the proposals. In this case, unless you later instruct otherwise, your shares of common stock will be voted “FOR” the nominees for director. With respect to any other proposals to be voted on, your shares of common stock will be voted in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in the discretion of Messrs. Bessey, Addy and Murphy.

2

Q:	What if I submit my proxy and then change my mind?

A:	You have the right to revoke your proxy at any time before the meeting by:

(1)	notifying Mr. Devin I. Murphy, our Secretary;
(2)	attending the meeting and voting in person;
(3)	returning another proxy card dated after your first proxy card, if we receive it before the annual meeting date; or
(4)	recasting your proxy vote via the Internet or by telephone.

Only the most recent proxy vote will be counted and all others will be discarded regardless of the method of voting.

Q:	Will my vote make a difference?

A:	Yes. Your vote could affect the composition of our board of directors. Moreover, your vote is needed to ensure that the proposal can be acted upon. Because we are a widely held company, YOUR VOTE IS VERY IMPORTANT! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.

Q:	What are the voting requirements to elect the board of directors?

A:	With regard to the election of directors, you may vote “FOR ALL” of the nominees, you may withhold your vote for all of the nominees by voting “WITHHOLD ALL”, or you may vote for all of the nominees except for certain nominees by voting “FOR ALL EXCEPT” and listing the corresponding number of the nominee(s) for whom you want your vote withheld in the space provided on the proxy card. Under our charter, a majority of the shares present in person or by proxy at an annual meeting at which a quorum is present is required for the election of the directors. This means that, of the shares present in person or by proxy at an annual meeting, a director nominee needs to receive affirmative votes from a majority of such shares in order to be elected to the board of directors. Because of this majority vote requirement, “withhold” votes and broker non-votes (discussed below) will have the effect of a vote against each nominee for director. If an incumbent director nominee fails to receive the required number of votes for reelection, then under Maryland law, he or she will continue to serve as a “holdover” director until his or her successor is duly elected and qualified. If you submit a proxy card with no further instructions, your shares will be voted in accordance with the recommendation of the board of directors at the annual meeting.

3

Q:	What is a “broker non-vote”?

A:	A “broker non-vote” occurs when a broker holding stock on behalf of a beneficial owner submits a proxy but does not vote on a non-routine proposal because the broker does not have discretionary power with respect to that item and has not received instructions from the beneficial owner. Brokers may not exercise discretionary voting in uncontested director elections at stockholder meetings and are prohibited from giving a proxy to vote with respect to an election of directors without receiving voting instructions from a beneficial owner. Beneficial owners of shares held in broker accounts are advised that, if they do not timely provide instructions to their broker, their shares will not be voted in connection with the election of directors at the annual meeting.

Q:	How will voting on any other business be conducted?

A:	Although we do not know of any business to be considered at the annual meeting other than the election of directors, if any other business is properly presented at the annual meeting, a submitted proxy gives authority to Messrs. Bessey, Addy and Murphy, and each of them, to vote on such matters in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in their discretion.

Q:	When are the stockholder proposals for the next annual meeting of stockholders due?

A:	Stockholders interested in nominating a person as a director or presenting any other business for consideration at our annual meeting of stockholders in 2016 may do so by following the procedures prescribed in Section 2.12 of our Bylaws and in Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”). To be eligible for presentation to and action by the stockholders at the 2016 annual meeting and to also be eligible for inclusion in our proxy statement for the 2016 annual meeting, director nominations and other stockholder proposals must be received by our secretary no earlier than December 2, 2015 and no later than January 1, 2016.

Q:	Who pays the cost of this proxy solicitation?

A:	We will pay all of the costs of soliciting these proxies. Employees of our advisor or its affiliates may solicit proxies in person, via the Internet, by telephone or by any other electronic means of communication we deem appropriate, but will be paid no additional compensation for these services. Although we have not retained a proxy solicitor to assist in the solicitation of proxies, we may do so in the future, and do not believe that the cost of any such proxy solicitor will be material. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders.

Q:	Is this proxy statement the only way that proxies are being solicited?

A:	No. In addition to mailing proxy solicitation material, employees of our advisor or its affiliates may also solicit proxies in person, via the Internet, by telephone or by any other electronic means of communication we deem appropriate. Although we have not retained a proxy solicitor to assist in the solicitation of proxies, we may do so in the future.

4

Q:	If I plan to attend the annual meeting in person, should I notify anyone?

A:	While you are not required to notify anyone in order to attend the annual meeting, if you do plan to attend the meeting, we would appreciate it if you would mark the appropriate box on the enclosed proxy card to let us know how many stockholders will be attending the meeting so that we will be able to prepare a suitable meeting room for the attendees.

Q:	Where can I find more information?

A:	You may access, read and print copies of the proxy materials for this year’s annual meeting, including our proxy statement, form of proxy card, and annual report to stockholders, at the following web address: http://www.grocerycenterreit1.com/Proxy-Materials.aspx

We also file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC on the web site maintained by the SEC at www.sec.gov. Our SEC filings also are available to the public at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, DC 20549. You also may obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference facilities.

5

Certain Information About Management

The Board of Directors

Our board of directors has oversight responsibility for our operations and makes all major decisions concerning our business. We currently have four directors, all of whom have been nominated for reelection at the annual meeting. We currently have no vacant director positions. Our board of directors held seven meetings during 2014. During 2014, each director attended at least 75% of the board meetings either in person or by teleconference. Additionally, during 2014, each director attended at least 75% of the meetings for each committee on which he or she served either in person or by teleconference. For biographical information regarding our directors, see “Executive Officers and Directors” on page 17.

Our board of directors has established an Audit Committee and a Conflicts Committee consisting of all of our independent directors. Information regarding each of the committees is set forth below.

Director Independence

Although our shares are not listed for trading on any national securities exchange, a majority of our directors, and all of the members of the Audit Committee and Conflicts Committee are “independent” as defined by the New York Stock Exchange (the “NYSE”). The NYSE standards provide that to qualify as an independent director, in addition to satisfying certain bright-line criteria, the board of directors must affirmatively determine that a director has no material relationship with us (either directly or as a partner, stockholder, or officer of an organization that has a relationship with us). The board of directors has determined that each of Leslie T. Chao, Paul J. Massey, Jr., and Stephen R. Quazzo is “independent” as defined by the NYSE.

The Audit Committee

General

The Audit Committee’s primary function is to assist our board of directors in fulfilling its responsibilities by overseeing our independent auditors and reviewing the financial information to be provided to our stockholders and others, overseeing the system of internal control over financial reporting that our management has established, and overseeing our audit and financial reporting process. The Audit Committee also is responsible for overseeing our compliance with applicable laws and regulations and for establishing procedures for the ethical conduct of our business. The Audit Committee fulfills these responsibilities primarily by carrying out the activities enumerated in the Audit Committee Charter adopted by our board of directors in 2010. The Audit Committee Charter is available on our web site at www.grocerycenterreit1.com/governance.aspx.

The members of the Audit Committee are Leslie T. Chao (Chairman), Paul J. Massey, Jr., and Stephen R. Quazzo. The board of directors has determined that Mr. Chao qualifies as the Audit Committee “financial expert” within the meaning of SEC rules. During 2014, the Audit Committee held five meetings.

Independent Auditors

During the year ended December 31, 2014, Deloitte & Touche LLP served as our independent auditor and provided certain domestic tax and other services. Deloitte & Touche LLP has served as our independent auditor since our formation in 2009. The Audit Committee intends to engage Deloitte & Touche LLP as our independent auditor to audit our consolidated financial statements for the year ending December 31, 2015. The Audit Committee may, however, select new auditors at any time in the future in its discretion if it deems such decision to be in our best interest. Any decision to select new auditors would be disclosed to our stockholders in accordance with applicable securities laws.

6

Representatives from Deloitte & Touche LLP are expected to be present at the annual meeting, to have the opportunity to make a statement if they desire to do so, and to be available to respond to appropriate questions posed by any stockholders.

Preapproval Policies

The Audit Committee Charter imposes a duty on the Audit Committee to preapprove all auditing services performed for us by our independent auditors, as well as all permitted nonaudit services (including the fees and terms thereof) in order to ensure that the provision of such services does not impair the auditors’ independence. Unless a type of service to be provided by the independent auditors has received “general” preapproval, it will require “specific” preapproval by the Audit Committee. Additionally, any proposed services exceeding “general” preapproved cost levels will require specific preapproval by the Audit Committee.

All requests or applications for services to be provided by the independent auditor that do not require specific preapproval by the Audit Committee will be submitted to management and must include a detailed description of the services to be rendered. Management will determine whether such services are included within the list of services that have received the general preapproval of the Audit Committee. The Audit Committee will be informed on a timely basis of any such services rendered by the independent auditors.

Requests or applications to provide services that require specific preapproval by the Audit Committee will be submitted to the Audit Committee by both the independent auditors and the Chief Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence. The Chairman of the Audit Committee has been delegated the authority to specifically preapprove all services not covered by the general preapproval guidelines up to an amount not to exceed $75,000 per occurrence. Amounts requiring preapproval in excess of $75,000 per occurrence require specific preapproval by all members of the Audit Committee prior to engagement of our independent auditors. All amounts specifically preapproved by the Chairman of the Audit Committee in accordance with this policy are to be disclosed to the full Audit Committee at the next regularly scheduled meeting.

All services rendered by Deloitte & Touche LLP for the year ended December 31, 2014 were preapproved in accordance with the policies and procedures described above.

7

Principal Auditor Fees

The Audit Committee reviewed the audit and nonaudit services performed by our principal auditor, as well as the fees charged by the principal auditor for such services. In its review of the nonaudit service fees, the Audit Committee considered whether the provision of such services is compatible with maintaining the independence of the principal auditor. The aggregate fees billed to us for professional accounting services, including the audit of our annual consolidated financial statements by our principal auditor, for the years ended December 31, 2014 and 2013, are set forth in the table below.

	2014	2013
Audit fees	$752,400	$693,293
Audit-related fees	55,000	87,500
Tax fees	273,440	82,500
All other fees	-	-
Total fees	$1,080,840	$863,293

For purposes of the preceding table, the principal auditor’s professional fees are classified as follows:

•	Audit fees – These are fees for professional services performed for the audit of our annual consolidated financial statements and the required review of quarterly consolidated financial statements and other procedures performed by the principal auditor in order for them to be able to form an opinion on our consolidated financial statements. These fees also cover services that are normally provided by independent auditors in connection with statutory and regulatory filings or engagements, including reviews of our consolidated financial statements included in the registration statements, as amended, related to our public offerings of common stock. Audit fees are presented for the period to which the audit work relates, regardless of whether the fees are actually billed during the period.

•	Audit-related fees – These are fees for assurance and related services that traditionally are performed by independent auditors that are reasonably related to the performance of the audit or review of the consolidated financial statements, such as due diligence related to acquisitions and dispositions, attestation services that are not required by statute or regulation, internal control reviews, and consultation concerning financial accounting and reporting standards.

•	Tax fees – These are fees for all professional services performed by professional staff in our independent auditor’s tax division, except those services related to the audit of our consolidated financial statements. These include fees for tax compliance, tax planning and tax advice, including federal, state, and local issues. Services also may include assistance with tax audits and appeals before the Internal Revenue Service and similar state and local agencies, as well as federal, state, and local tax issues related to due diligence. Tax fees are presented for the period in which the services were provided.

•	All other fees – These are fees for any services not included in the above-described categories.

8

Report of the Audit Committee

The Audit Committee reviews the financial reporting process on behalf of the board of directors. Our management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting. Membership on the Audit Committee does not call for the professional training and technical skills generally associated with career professionals in the field of accounting and auditing. In addition, the independent auditors devote more time and have access to more information than does the Audit Committee. Accordingly, the Audit Committee’s role does not provide any special assurance with regard to our financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent auditors. In this context, the Audit Committee reviewed the 2014 audited consolidated financial statements with management, including a discussion of the quality and acceptability of our financial reporting, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements.

The Audit Committee reviewed with Deloitte & Touche LLP, which is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles, their judgments as to the quality and the acceptability of the consolidated financial statements and such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 16 (Communication with Audit Committees). The Audit Committee received from and discussed with Deloitte & Touche LLP the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding that firm’s independence from us. In addition, the Audit Committee considered whether Deloitte & Touche LLP’s provision of nonaudit services is compatible with maintaining its independence from us.

The Audit Committee discussed with Deloitte & Touche LLP the overall scope and plans for the audit. The Audit Committee meets periodically, and at least quarterly, with Deloitte & Touche LLP, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

In reliance on these reviews and discussions, the Audit Committee recommended to the board of directors, and the board of directors approved, the inclusion of the 2014 audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the Securities and Exchange Commission.

April 20, 2015	The Audit Committee of the Board of Directors:
Leslie T. Chao (Chairman), Paul J. Massey, Jr.,
and Stephen R. Quazzo

9

The Conflicts Committee

The Conflicts Committee’s primary functions are to approve transactions with affiliates and to supervise and evaluate the performance of our external advisor. The Conflicts Committee fulfills these responsibilities primarily by carrying out the activities enumerated in the Corporate Governance Guidelines adopted by our board of directors in 2014. The Corporate Governance Guidelines are available on our web site at www.grocerycenterreit1.com/governance.aspx.

The members of our Conflicts Committee are Paul J. Massey, Jr. (Chairman), Leslie T. Chao, and Stephen R. Quazzo, all of whom are independent directors. The Conflicts Committee held 11 meetings during 2014.

Transactions with Related Persons

Our Corporate Governance Guidelines require our Conflicts Committee to review and approve all transactions involving our affiliates and us. Prior to the amendment of our charter in July 2014, our charter also required the Conflicts Committee to do the same. Prior to entering into a transaction with an affiliate that is not covered by our advisory agreement, a majority of the Conflicts Committee must conclude that the transaction is fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties. In addition, our Code of Ethics lists examples of types of transactions with affiliates that would create prohibited conflicts of interest. Under the Code of Ethics, our officers and directors are required to bring potential conflicts of interest to the attention of the Chairman of our Audit Committee promptly. The Conflicts Committee has reviewed the material transactions between our affiliates and us since the beginning of 2013. There are no currently proposed material transactions with related persons other than those covered by the terms of the agreements described below.

Prior to December 3, 2014, our advisor was American Realty Capital II Advisors, LLC (“ARC”) and our sub-advisor was Phillips Edison NTR LLC (“PE-NTR”). ARC is wholly owned by our former American Realty Capital sponsor and PE-NTR is wholly owned by our Phillips Edison sponsor. On December 3, 2014, our advisory agreement with ARC (the “Prior Advisory Agreement”) was terminated. On the same day, we entered into an advisory agreement with PE-NTR (the “Current Advisory Agreement”). Certain of our officers, Messrs. Edison, Bessey, Addy, and Murphy, serve as the executive officers of PE-NTR. Our property manager, Phillips Edison & Company, Ltd., is wholly owned by our Phillips Edison sponsor, and Messrs. Edison and Murphy hold key positions at our property manager. Our former dealer manager, Realty Capital Securities, LLC, is under common ownership with our former American Realty Capital sponsor.

Our Relationship with ARC and PE-NTR

Pursuant to the Prior Advisory Agreement, ARC was entitled to specified fees for certain services through December 2, 2014, including managing our day-to-day activities and implementing our investment strategy. ARC had entered into a sub-advisory agreement with PE-NTR, pursuant to which PE-NTR managed our day-to-day affairs and our portfolio of real estate investments, subject to the board of directors’ supervision. This sub-advisory agreement terminated upon termination of the Prior Advisory Agreement on December 3, 2014. The expenses reimbursed to ARC and PE-NTR under the Prior Advisory Agreement were reimbursed in proportion to the amount of expenses incurred on our behalf by ARC and PE-NTR, respectively. Under the Current Advisory Agreement, PE-NTR provides the same advisory services previously provided by ARC and PE-NTR under the Prior Advisory Agreement and all reimbursable expenses under the Current Advisory Agreement are reimbursed solely to PE-NTR.

10

Under the terms of the Prior Advisory Agreement, we were to reimburse on a monthly basis ARC, PE-NTR or their respective affiliates for cumulative organization and offering costs and future organization and offering costs they incurred on our behalf, but only to the extent that the reimbursement would not exceed 1.5% of gross offering proceeds over the life of our initial public offering, which terminated on February 7, 2014, and our dividend reinvestment plan offering, which is ongoing. As of December 31, 2014, ARC, PE-NTR or their affiliates had paid approximately $27.1 million of organization and offering costs for which they were entitled to reimbursement, and which we had fully reimbursed. Of the amount reimbursed to ARC and PE-NTR, $12.3 million was allocated to reimbursement for personnel costs incurred by ARC and PE-NTR in connection with our initial public offering during the years ended December 31, 2010, 2011, 2012, 2013, and 2014. Included in the amount of reimbursements allocated to personnel costs of PE-NTR was $1.6 million for a portion of the compensation of Jeffrey S. Edison, our Chief Executive Officer, $125,784 for a portion of the compensation of Richard J. Smith, our Chief Financial Officer from February 2010 until June 2013, and $33,600 for a portion of the compensation of Devin I. Murphy, our Chief Financial Officer from June 2013 to the present. The reimbursements for Mr. Edison were related to the allocable portion of his compensation for the years ended December 31, 2010, 2011, 2012, 2013 and 2014. The reimbursements for Mr. Smith were related to the allocable portion of his compensation for the years ended December 31, 2010, 2011, 2012, and 2013. The reimbursements for Mr. Murphy were related to the allocable portion of his compensation for the years ended December 31, 2013 and 2014. We had not previously reimbursed ARC or PE-NTR for any personnel costs for the years ended December 31, 2010, 2011 and 2012.

We paid ARC under the Prior Advisory Agreement and we pay PE-NTR under the Current Advisory Agreement an acquisition fee related to services provided in connection with the selection and purchase or origination of real estate and real estate-related investments. The acquisition fee is equal to 1.0% of the cost of investments acquired or originated by us, including acquisition or origination expenses and any debt attributable to such investments. We incurred acquisition fees payable to ARC, PE-NTR and their affiliates of approximately $10.1 million and approximately $9.0 million for the years ended December 31, 2013 and 2014, respectively, all of which had been paid as of December 31, 2014.

In addition to acquisition fees, we reimbursed ARC and PE-NTR under the Prior Advisory Agreement and we continue to reimburse PE-NTR under the Current Advisory Agreement for customary acquisition expenses, whether or not we ultimately acquire an asset. For the years ended December 31, 2013 and 2014, we incurred acquisition expenses reimbursable to ARC and PE-NTR of approximately $8.7 million and approximately $8.3 million, respectively.

Pursuant to the Prior Advisory Agreement and the limited partnership agreement of our operating partnership (the “Partnership Agreement”), our operating partnership issued to ARC performance-based restricted units designated as “Class B units.” Under the terms of the Partnership Agreement, the Class B units would vest, and would no longer be subject to forfeiture, at such time as all of the following events have occurred: (1) the value of our operating partnership’s assets plus all distributions made equaled or exceeded the total amount of capital contributed by investors plus a 6% cumulative, pre-tax, non-compounded annual return thereon (the “economic hurdle”); (2) any one of the following has occurred: (a) the termination of the Prior Advisory Agreement by an affirmative vote of a majority of our independent directors without cause; (b) a listing event; or (c) another liquidity event; and (3) ARC was still serving as our advisor at the time of such event. Such Class B units were to be forfeited immediately if: (x) the Prior Advisory Agreement was terminated for cause; or (y) the Prior Advisory Agreement was terminated by an affirmative vote of a majority of our independent directors without cause before the economic hurdle had been met. During the year ended December 31, 2013, our operating partnership issued a total of 532,381 Class B units to ARC for the asset management services performed by ARC and PE-NTR during the period from October 1, 2012 through September 30, 2013. During the year ended December 31, 2014, our operating partnership issued a total of 1.8 million Class B units to ARC for the asset management services performed by ARC and PE-NTR during the period from October 1, 2013 through September 30, 2014. On March 4, 2015, our operating partnership issued an additional 0.4 million Class B units to ARC for the asset management services performed by ARC and PE-NTR during the period from October 1, 2014 through December 2, 2014 under the terms of the Partnership Agreement. ARC assigned 85% of all Class B units it received to PE-NTR. The Class B units are participating securities that receive distributions at the same rates and dates as the distributions paid to our common stockholders. These distributions are calculated as the product of the number of Class B units issued to date and the stated distribution rate at the time such distribution is authorized.

11

In connection with the termination of the Prior Advisory Agreement on December 3, 2014, all 2.8 million Class B units issued in connection with asset management services provided until such date vested. These units vested upon our determination that the requisite economic hurdle had been met as of December 3, 2014, which determination was made by our independent directors.

The vesting of all Class B units issued as compensation for asset management services provided on or after December 3, 2014 is governed by the amended limited partnership agreement of our operating partnership (the “Amended Partnership Agreement”) that was executed on December 3, 2014 in connection with our entry into the Current Advisory Agreement. On March 4, 2015, our operating partnership issued an additional 0.2 million Class B units to ARC and PE-NTR for the asset management services performed during the period from December 3, 2014 through December 31, 2014 under the terms of the Amended Partnership Agreement. The Class B units issued to ARC and PE-NTR under the Amended Partnership Agreement will vest, and will no longer be subject to forfeiture, at such time as all of the following events have occurred: (1) the value of our operating partnership’s assets plus all distributions made equaled or exceeded the total amount of capital contributed by investors plus a 6% cumulative, pre-tax, non-compounded annual return thereon (the “economic hurdle”); (2) any one of the following has occurred: (a) the termination of the Current Advisory Agreement by an affirmative vote of a majority of our independent directors without cause; (b) a listing event; or (c) another liquidity event; and (3) PE-NTR is still providing advisory services to us at the time of such event. Such Class B units will be forfeited immediately if: (x) the Current Advisory Agreement is terminated for cause; or (y) the Current Advisory Agreement is terminated by an affirmative vote of a majority of our independent directors without cause before the economic hurdle has been met. Under the Amended Partnership Agreement, 85% of Class B units are issued to PE-NTR and 15% of Class B units are issued to ARC.

We paid ARC under the Prior Advisory Agreement and we pay PE-NTR under the Current Advisory Agreement a financing fee equal to a total of 0.75% of all amounts made available under any loan or line of credit. We incurred financing fees payable to ARC, PE-NTR and their affiliates of approximately $5.6 million and approximately $4.0 million for the years ended December 31, 2013 and 2014.

We paid ARC under the Prior Advisory Agreement and we pay PE-NTR under the Current Advisory Agreement for substantial assistance in connection with the sale of properties or other investments an amount equal to 2.0% of the contract sales price of each property or other investment sold. The Conflicts Committee must determine substantial assistance has been provided to us in connection with the sale of an asset. Substantial assistance in connection with the sale of a property includes the preparation of an investment package for the property (including an investment analysis, rent rolls, tenant information regarding credit, a property title report, an environmental report, a structural report and exhibits) or such other substantial services performed in connection with a sale. During the year ended December 31, 2014, we disposed of one asset and paid disposition fees of $0.1 million. We did not dispose of any assets during the year ended December 31, 2013.

Under the terms of a separate agreement between ARC and PE-NTR, PE-NTR assigns to ARC 15% of all acquisition fees, financing fees and disposition fees paid to PE-NTR under the Current Advisory Agreement.

12

On September 20, 2011, we entered into a joint venture with a group of institutional international investors advised by CBRE Investors Global Multi Manager (each a “CBRE Investor”). The joint venture was in the form of PECO-ARC Institutional Joint Venture I., L.P., a Delaware limited partnership (the “Joint Venture”). We, through an indirectly wholly owned subsidiary, held an approximate 54% interest in the Joint Venture. We served as the general partner and managed the operations of the Joint Venture. The CBRE Investors held the remaining approximate 46% interest. We contributed approximately $58.7 million, in the form of equity interests in six wholly owned real estate properties and cash, to the Joint Venture, and the CBRE Investors contributed $50 million in cash. The Joint Venture owned 20 shopping centers as of December 31, 2013.

Prior to December 31, 2013, the Joint Venture made periodic distributions of net cash flow to us and the CBRE Investors pro rata based on our respective percentage interests. The portion allocated to the CBRE Investors was first to be distributed to the CBRE Investors until they had received an inflation-adjusted real rate of return of 5%. The remaining net cash flow allocated to the CBRE Investors was then to be distributed 85% to the CBRE Investors and 15% to PE-NTR, which was also a limited partner for purposes of earning the promote but which did not invest any capital in the Joint Venture.

On December 31, 2013, we entered into an agreement with the CBRE Investors and PE-NTR for the purchase of the Joint Venture interests held by the CBRE Investors. We paid to the CBRE Investors a purchase price of $57.0 million under this agreement. This agreement also provided for the purchase by the CBRE Investors of the Joint Venture interest held by PE-NTR prior to our purchase of the CBRE Investors’ interests. PE-NTR received a purchase price of approximately $1.4 million for the sale of its interest to the CBRE Investors. As a result of this transaction, we indirectly acquired PE-NTR’s interest in the Joint Venture.

PE-NTR had previously agreed to purchase on a monthly basis sufficient shares sold in our initial public offering such that the total shares owned by PE-NTR was equal to at least 0.10% of our outstanding shares (ignoring shares issued after the commencement of, and outside of, our offering) at the end of each immediately preceding month during the term of the offering. PE-NTR purchased shares at a purchase price of $9.00 per share, reflecting no dealer manager fee or selling commissions being paid on such shares. As of April 9, 2015, PE-NTR owned 176,509 shares of our common stock.

Our Relationship with the Property Manager

All of our real properties are managed and leased by our property manager. Our property manager manages real properties acquired by the Phillips Edison affiliates or other third parties.

Until June 1, 2014, we paid to our property manager monthly property management fees equal to 4.5% of the annualized gross revenues of the properties managed by our property manager. On June 1, 2014, this amount decreased to 4.0% of the annualized gross revenues of such properties. In the event that we contract directly with a non-affiliated third-party property manager in respect of a property, we pay our property manager a monthly oversight fee equal to 1.0% of the annualized gross revenues of the property managed. In addition to the property management fee or oversight fee, if our property manager provides leasing services with respect to a property, we pay our property manager leasing fees in an amount equal to the usual and customary leasing fees charged by unaffiliated persons rendering comparable services based on national market rates. We pay a leasing fee to our property manager in connection with a tenant’s exercise of an option to extend an existing lease, and the leasing fees payable to the property manager may be increased by up to 50% in the event that the property manager engages a co-broker to lease a particular vacancy. We reimburse the costs and expenses incurred by our property manager on our behalf, including legal, travel and other out-of-pocket expenses that are directly related to the management of specific properties, as well as fees and expenses of third-party accountants.

13

If we engage our property manager to provide construction management services with respect to a particular property, we will pay a construction management fee in an amount that is usual and customary for comparable services rendered to similar projects in the geographic market of the property.

Our property manager hires, directs and establishes policies for employees who have direct responsibility for the operations of each real property it manages, which may include, but is not limited, to on-site managers and building and maintenance personnel. Certain employees of our property manager may be employed on a part-time basis and may also be employed by PE-NTR or certain of its affiliates. Our property manager also directs the purchase of equipment and supplies and supervises all maintenance activity.

For the year ended December 31, 2013, we incurred property management fees of approximately $3.0 million, leasing fees of approximately $1.2 million, and construction management fees of approximately $0.3 million due to our property manager. For the year ended December 31, 2014, we incurred property management fees of approximately $7.3 million, leasing fees of approximately $3.6 million, and construction management fees of approximately $0.7 million due to our property manager. As of December 31, 2014, approximately $0.5 million of property management fees, $0.2 million of leasing commissions and $0.1 million of construction management fees remained due and payable to our property manager. Additionally, our property manager incurred approximately $0.7 million and approximately $2.3 million, respectively, of costs and expenses on our behalf for which our property manager was entitled to reimbursement during the years ended December 31, 2013 and 2014.

Our Relationship with the Dealer Manager

Our former dealer manager provided certain sales, promotional and marketing services in connection with the distribution of the shares of common stock offered in our initial public offering. The dealer manager was generally paid a sales commission equal to 7.0% of the gross proceeds from the sale of shares of the common stock sold in our primary offering and a dealer manager fee equal to 3.0% of the gross proceeds from the sale of shares of the common stock sold in our primary offering.

Dealer manager fees incurred during the year ended December 31, 2013 were approximately $47.0 million, of which $17.1 million was re-allowed to participating broker-dealers. Dealer manager fees incurred during the year ended December 31, 2014 were approximately $72,000, of which $29,000 was re-allowed to participating broker-dealers. Selling commissions incurred during the years ended December 31, 2013 and 2014 were approximately $100.1 million and approximately $157,000, respectively, all of which were re-allowed to participating broker-dealers.

Nomination of Directors

General

We do not have a standing nominating committee. However, our Conflicts Committee is responsible for identifying and nominating replacements for vacancies among our independent director positions. Our board of directors believes that the primary reason for creating a standing nominating committee is to ensure that candidates for independent director positions can be identified and their qualifications assessed under a process free from conflicts of interest with us. Because nominations for vacancies in independent director positions are handled exclusively by a committee composed only of independent directors, our board of directors has determined that the creation of a standing nominating committee is not necessary. Nominations for replacements for vacancies among non-independent director positions are considered and made by the full board of directors. We do not have a charter that governs the director nomination process.

14

Board Membership Criteria

The board of directors annually reviews the appropriate experience, skills, and characteristics required of directors in the context of the then-current membership of the board of directors. This assessment includes, in the context of the perceived needs of the board of directors at that time, issues of knowledge, experience, judgment, and skills such as an understanding of commercial real estate, capital markets, business leadership, accounting and financial management. No one person is likely to possess deep experience in all of these areas. Therefore, the board of directors has sought a diverse board of directors whose members collectively possess these skills and experiences. Other considerations include the candidate’s independence from us and our affiliates and the ability of the candidate to participate in board meetings regularly and to devote an appropriate amount of effort in preparation for those meetings. It also is expected that independent directors nominated by the board of directors shall be individuals who possess a reputation and hold (or have held) positions or affiliations befitting a director of a large publicly held company and are (or have been) actively engaged in their occupations or professions or are otherwise regularly involved in the business, professional, or academic community. As detailed in the director biographies below, the board of directors believes that the slate of directors recommended for election at the annual meeting possesses these diverse skills and experiences.

Selection of Directors

The board of directors is responsible for selecting its own nominees and recommending them for election by the stockholders. Pursuant to our Corporate Governance Guidelines, however, the independent directors must nominate replacements for any vacancies among the independent director positions. All director nominees then stand for election by the stockholders annually.

In order to be considered by the board of directors, recommendations made by stockholders must be submitted within the timeframe required to request a proposal to be included in the proxy materials. See “Stockholder Proposals” on page 27. In evaluating the persons recommended as potential directors, the board of directors will consider each candidate without regard to the source of the recommendation and take into account those factors that the board of directors determines are relevant. Stockholders may directly nominate potential directors (without the recommendation of the board of directors) by satisfying the procedural requirements for such nomination as provided in Section 2.12 of our bylaws.

Oversight of Executive Officer and Director Compensation

We do not have a standing compensation committee as we have no paid employees and our executive officers do not receive compensation directly from us for services rendered to us. Our executive officers are also officers of PE-NTR and its affiliates and are compensated by these entities, in part, for their services to us. Thus, we do not expect our board of directors to be required to act upon matters of executive compensation. Our Conflicts Committee is, however, expected to act upon the continuation, renewal or enforcement of the advisory agreement with PE-NTR pursuant to which PE-NTR receives fees and reimbursement of expenses from which it compensates our executive officers. Our Conflicts Committee is also responsible for discharging the board of directors’ responsibilities relating to the compensation of our directors and would be expected to act upon matters of executive compensation as necessary.

Stockholder Communications with the Board of Directors

We have established several means for stockholders to communicate concerns to the board of directors. If the concern relates to our financial statements, accounting practices, or internal controls, stockholders should submit the concern in writing to Leslie T. Chao, the Chairman of our Audit Committee, in care of our Secretary at our headquarters address. If the concern relates to our governance practices, business ethics, or corporate conduct, stockholders should submit the concern in writing to Paul J. Massey, Jr., the Chairman of our Conflicts Committee, in care of our Secretary at our headquarters address. If uncertain as to which category a concern relates, a stockholder may communicate the concern to any one of the independent directors in care of our Secretary.

15

Stockholders also may communicate concerns with our directors at our annual meeting. We expect all of our directors to be present at our 2015 annual meeting. All of our directors were present at our 2014 annual meeting.

Board Leadership Structure and Role in Risk Oversight

Chief Executive Officer and Board Chair Positions

Mr. Edison serves as both our Chief Executive Officer and as chairman of our board of directors. As Chief Executive Officer, Mr. Edison manages our business under the direction of the board of directors and implements our policies as determined by the board of directors. As chairman of the board of directors, Mr. Edison presides over board and stockholder meetings, represents our company at public events and oversees the setting of the agenda for those meetings and the dissemination of information about our company to the board of directors. Our board of directors believes that it is appropriate for our company that one person serve in both capacities. Mr. Edison, along with Michael C. Phillips, founded our company and devotes a substantial amount of his time to its management. With his greater knowledge of our company’s day-to-day operations, our board of directors believes that Mr. Edison is in the best position to oversee the setting of the agenda for the meetings of the board of directors and the dissemination of information about our company to the board of directors. Our board of directors believes that Mr. Edison is best suited to preside over stockholder meetings and that his representation of our company at public events is good for our company’s growth.

Some commentators regarding board leadership advocate separating the role of board chair and chief executive officer, maintaining that such separation creates a system of checks and balances to prevent one person from having too much power. Our board of directors believes that this issue is less of a concern for our company than many others. Our board of directors has three independent directors out of a four-member board of directors. Those three directors constitute the Conflicts Committee. As an externally advised company, many matters raise conflicts of interest. As a result, our Conflicts Committee largely directs the management of our company. Given the power and dominance of the Conflicts Committee, our board of directors has few concerns regarding concentration of power and believes it is in our best interest that Mr. Edison serves as both Chief Executive Officer and chairman of the board of directors.

Risk Oversight

Our executive officers and PE-NTR are responsible for the day-to-day management of risks faced by our company, while our board of directors has an active role in the oversight of the management of such risks. The entire board is actively involved in overseeing risk management for the company through (1) its approval of all property acquisitions and the incurrence and assumption of debt; (2) its oversight of our executive officers, PE-NTR and its affiliates; (3) its review and approval of all transactions with affiliated parties; (4) its review and discussion of regular periodic reports to the board of directors and its committees, including management reports on property operating data, compliance with debt covenants, actual and projected financial results, compliance with requirements set forth in our charter, and various other matters relating to our business; and (5) regular periodic reports from our independent public accounting firm to the Audit Committee regarding various areas of potential risk, including, among others, those relating to our qualification as a REIT for tax purposes.

16

Executive Officers and Directors

We have provided below certain information about our executive officers and directors. All of our directors have terms expiring on the date of the 2015 annual meeting, and all of our directors have been nominated to be re-elected to serve until the 2016 annual meeting and until their successors are elected and qualified.

Name	Position(s)	Age	Year First Became a Director

Jeffrey S. Edison	Chairman of the Board and Chief Executive Officer	54	2009
John B. Bessey	Co-President and Chief Investment Officer	57	N/A
R. Mark Addy	Co-President and Chief Operating Officer	53	N/A
Devin I. Murphy	Chief Financial Officer, Treasurer and Secretary	55	N/A
Jennifer L. Robison	Chief Accounting Officer	38	N/A
Leslie T. Chao	Director	58	2010
Paul J. Massey, Jr.	Director	55	2010
Stephen R. Quazzo	Director	55	2013

Jeffrey S. Edison – Mr. Edison has been chairman or co-chairman of our board of directors and our Chief Executive Officer since December 2009. Mr. Edison has served as chairman of the board of directors and Chief Executive Officer of Phillips Edison Grocery Center REIT II, Inc., or PEGCR II, since August 2013. Mr. Edison, together with Michael C. Phillips, founded Phillips Edison and has served as a principal of Phillips Edison since 1995. From 1991 to 1995, Mr. Edison was employed by Nations Bank’s South Charles Realty Corporation, serving as a Senior Vice President from 1993 until 1995 and as a Vice President from 1991 until 1993. Mr. Edison was employed by Morgan Stanley Realty Incorporated from 1987 until 1990 and The Taubman Company from 1984 until 1987. Mr. Edison received his bachelor’s degree in mathematics and economics from Colgate University in 1982 and a master’s degree in business administration from Harvard Business School in 1984.

Among the most important factors that led to the board of directors’ recommendation that Mr. Edison serve as our director are Mr. Edison’s leadership skills, integrity, judgment, knowledge of our company and PE-NTR, and his commercial real estate expertise.

John B. Bessey – Mr. Bessey has served as our Co-President and Chief Investment Officer since April 2013, before which he served as our President beginning in December 2009. Mr. Bessey has served as a Co-President and Chief Investment Officer of PEGCR II since August 2013. Mr. Bessey has also served as the President of PE-NTR from December 2009 to October 2010, as the Chief Investment Officer from October 2010 to April 2013, and as Co-President since April 2013. Mr. Bessey served as Chief Investment Officer for Phillips Edison from 2005 to December 2009. During that time he managed the placement of over $1.2 billion in 140 individual shopping centers comprising over 14,000,000 square feet. Prior to that, he served Phillips Edison as Vice President of Development from May 1999, starting the ground up development program for the company. During that time he completed over 25 projects, which included Walgreens, Target, Kroger, Winn Dixie, Safeway and Wal-Mart. Prior to joining Phillips Edison, Mr. Bessey was employed by Kimco Realty Corporation as a director of leasing from 1995, by Koll Management Services as director of retail leasing and development from 1991 and by Tipton Associates as leasing manager from 1988. Prior to entering retail real estate in 1988, Mr. Bessey worked in the hospitality industry as a convention sales director for the Cincinnati Convention and Visitors Bureau and for Hyatt Hotels in a number of sales management positions in Minneapolis and Cincinnati. Mr. Bessey received his bachelor’s degree in Hotel and Restaurant Management from the University of Wisconsin – Stout in 1981.

17

R. Mark Addy – Mr. Addy has served as Co-President since April 2013 and as our Chief Operating Officer since October 2010. Mr. Addy has served as Co-President and Chief Operating Officer of PEGCR II since August 2013. Mr. Addy has also served as the President of PE-NTR from October 2010 to April 2013 and as Co-President since April 2013. Mr. Addy served as Chief Operating Officer for Phillips Edison from 2004 to October 2010. He served Phillips Edison as Senior Vice President from 2002 until 2004, when he became Chief Operating Officer. Mr. Addy was the top executive in the Cincinnati, Ohio headquarters, responsible for implementing the company’s growth strategy. Prior to joining Phillips Edison, Mr. Addy practiced law with Santen & Hughes in the areas of commercial real estate, financing and leasing, mergers and acquisitions, and general corporate law from 1987 until 2002. Mr. Addy was the youngest law partner in the 50 year history of Santen & Hughes, and served as President of Santen & Hughes from 1996 through 2002. While at Santen & Hughes, he represented Phillips Edison from its inception in 1991 to 2002. Mr. Addy received his bachelor’s degree in environmental science and chemistry in 1984 from Bowling Green State University, where he received the President’s Award for academic achievement and was a member of the Order of the Omega leadership honor society. Mr. Addy received his law degree from the University of Toledo, where he was a member of the Order of the Barristers.

Devin I. Murphy – Mr. Murphy has served as our Chief Financial Officer, Treasurer and Secretary since June 2013. Mr. Murphy has served as the Chief Financial Officer, Treasurer and Secretary of PEGCR II since August 2013. He previously served as Vice Chairman of investment banking at Morgan Stanley from November 2009 to June 2013. He began his real estate career in 1986 when he joined the real estate group at Morgan Stanley as an associate. Prior to rejoining Morgan Stanley in June 2009, Mr. Murphy was a managing partner of Coventry Real Estate Advisors, or Coventry, a real estate private equity firm founded in 1998 which sponsors a series of institutional investment funds that acquire and develop retail properties. Since its inception, Coventry has invested over $2.5 billion in retail assets. Prior to joining Coventry in March 2008, Mr. Murphy served as global head of Real Estate Investment Banking for Deutsche Bank Securities, Inc. from February 2004 until November 2007. At Deutsche Bank, Mr. Murphy ran a team of over 100 professionals located in eight offices in the U.S., Europe, and Asia. Mr. Murphy’s Deutsche Bank team was recognized as an industry leader and under his management executed over 500 separate transactions on behalf of clients representing total transaction volume exceeding $400 billion. Prior to joining Deutsche Bank, Mr. Murphy was with Morgan Stanley for 15 years. He held a number of senior positions at Morgan Stanley including co-head of U.S. real estate investment banking and head of the private capital markets group, or PCM. PCM is the team at Morgan Stanley responsible for raising equity capital for Morgan Stanley’s real estate private equity funds as well as private equity capital on behalf of clients. During the time that Mr. Murphy ran PCM, the team raised in excess of $5 billion of equity capital. Mr. Murphy served on the investment committee of the Morgan Stanley Real Estate Funds from 1994 until his departure in 2004. During his tenure on the Investment Committee, the Morgan Stanley Real Estate Funds invested over $6.5 billion of equity capital globally in transactions with a total transaction value in excess of $35 billion. Mr. Murphy has served as an advisory director for Hawkeye Partners, a real estate private equity firm headquartered in Austin, Texas, since March 2005 and for Trigate Capital, a real estate private equity firm headquartered in Dallas, Texas, since September 2007. Mr. Murphy is a member of the Urban Land Institute, the Pension Real Estate Association and the National Association of Real Estate Investment Trusts (“NAREIT”). He received a bachelor of arts with honors from the College of William and Mary and a master of business administration from the University of Michigan.

18

Jennifer L. Robison – Ms. Robison has served as our Chief Accounting Officer since March 2015. Ms. Robison has also served as the Chief Accounting Officer of PEGCR II since March 2015. Ms. Robison has served as the Senior Vice President and Chief Accounting Officer of Phillips Edison & Company since July 2014. She previously served as Vice President, Financial Reporting at Ventas, Inc., an S&P 500 company and one of the 10 largest equity REITs in the country, from February 2005 to July 2014. Prior to her time at Ventas, Ms. Robison served as an audit manager at Mountjoy Chilton Medley LLP from September 2003 to February 2005. Ms. Robison began her career at Ernst & Young LLP, serving most recently as assurance manager, and was an employee there from February 1996 to September 2003. She received a bachelor of arts in accounting from Bellarmine University, where she graduated magna cum laude. Ms. Robison is a Certified Public Accountant and a member of the AICPA, NAREIT and the SEC Professional Group.

Leslie T. Chao – Mr. Chao has been one of our directors since July 2010. Mr. Chao retired as Chief Executive Officer of Chelsea Property Group (“Chelsea”), a subsidiary of Simon Property Group, Inc. (“Simon”) (NYSE: SPG) in 2008. Previously he served in various senior capacities at Chelsea, including President and Chief Financial Officer, from 1987 through its initial public offering in 1993 (NYSE: CPG) and acquisition by Simon in 2004. Chelsea was the world’s largest developer, owner and manager of premium outlet centers, with operations in the United States, Japan, Korea and Mexico. Prior to Chelsea, Mr. Chao was a Vice President in the treasury group of Manufacturers Hanover Corporation, a New York bank holding company now part of JPMorgan Chase & Co., where he was employed from 1978 to 1987. Since January 2009, he has served as a non-executive director of Value Retail PLC, a leading developer of outlet centers in Europe, and from 2005 to October 2008 he served as an independent director of The Link REIT, the first and largest public REIT in Hong Kong. Mr. Chao co-founded and, since February 2012, has served as Chairman and Chief Executive Officer of Value Retail (Suzhou) Co., Ltd., a developer of outlet centers in China. He received an AB from Dartmouth College in 1978 and an MBA from Columbia Business School in 1986.

Among the most important factors that led to the board of directors’ recommendation that Mr. Chao serve as our director are Mr. Chao’s integrity, judgment, leadership skills, extensive domestic and international commercial real estate expertise, accounting and financial management expertise, public company director experience, and independence from management and our sponsor and its affiliates.

Paul J. Massey, Jr. – Mr. Massey has been one of our directors since July 2010. Mr. Massey has also served as a director of PEGCR II since July 2014. Mr. Massey began his career in 1983 at Coldwell Banker Commercial Real Estate Services in Midtown Manhattan, first as the head of the market research department, and next as an investment sales broker. Together with partner Robert A. Knakal, whom he met at Coldwell Banker, he then founded Massey Knakal Realty Services, which became New York City’s largest investment property sales brokerage firm, of which Mr. Massey served as Chief Executive Officer. With 250 sales professionals serving more than 200,000 property owners, Massey Knakal Realty Services was ranked as New York City’s #1 property sales company in transaction volume by the CoStar Group, a national, independent real estate analytics provider. With more than $4 billion in annual sales, Massey Knakal was also ranked as one of the nation’s largest privately owned real estate brokerage firms. On December 31, 2014, Massey Knakal was sold to global commercial real estate firm Cushman & Wakefield, Inc., for which Mr. Massey now serves as President – New York Investment Sales. In 2007, Mr. Massey was the recipient of the Real Estate Board of New York’s (“REBNY”) prestigious Louis B. Smadbeck Broker Recognition Award. Mr. Massey also serves as Chairman for REBNY’s Ethics and Business Practice Subcommittee, is a director on the Commercial Board of Directors of REBNY, is an active member of the Board of Trustees for the Lower East Side Tenement Museum and serves as a chair or member of numerous other committees. Mr. Massey graduated from Colgate University with a Bachelor of Arts degree in economics.

19

Among the most important factors that led to the board of directors’ recommendation that Mr. Massey serve as our director are Mr. Massey’s integrity, judgment, leadership skills, extensive commercial real estate expertise, familiarity with our company and independence from management and our sponsor and its affiliates.

Stephen R. Quazzo – Mr. Quazzo has been one of our directors since November 2013. Mr. Quazzo is co-founder and Chief Executive Officer of Pearlmark Real Estate Partners, L.L.C. From 1991 to 1996, Mr. Quazzo served as President of Equity Institutional Investors, Inc., a subsidiary of investor Sam Zell’s private holding company, Equity Group Investments, Inc. Mr. Quazzo was responsible for raising equity capital and performing various portfolio management services in connection with the firm’s real estate investments, including institutional opportunity funds and public REITs. Prior to joining the Zell organization, Mr. Quazzo was in the Real Estate Department of Goldman, Sachs & Co., where he was a Vice President responsible for the firm’s real estate investment banking activities in the midwest. Mr. Quazzo holds undergraduate and MBA degrees from Harvard University, where he serves as an HAA Director and a member of the Board of Dean’s Advisors for the business school. He is a member and past trustee of the Urban Land Institute, a member of the Pension Real Estate Association, and is a licensed real estate broker in Illinois. In addition, Mr. Quazzo serves as a director of Starwood Hotels & Resorts (NYSE: HOT) and is an Investment Committee member of the Chicago Symphony Orchestra endowment and pension plans. Mr. Quazzo has served as a Trustee of The Latin School of Chicago since 2001 and since 1994 has been a Chicago Advisory Board member of City Year, a national service organization.

Among the most important factors that led to the board of directors’ recommendation that Mr. Quazzo serve as our director are Mr. Quazzo’s integrity, judgment, leadership skills, commercial real estate expertise, investment management expertise, public company director experience, and independence from management and our sponsor and its affiliates.

Compensation of Executive Officers

Our executive officers do not receive compensation directly from us for services rendered to us. Our executive officers are also officers of PE-NTR and its affiliates and are compensated by these entities, in part, for their services to us. See “Transactions with Related Persons” for a discussion of the fees paid and expenses reimbursed to PE-NTR and its affiliates in connection with managing our operations.

20

Compensation of Directors

We have provided below certain information regarding compensation paid to or earned by our directors during the year ended December 31, 2014.

Name	Fees Earned or Paid in Cash ($)	Total ($)

Jeffrey S. Edison (1)	―	―
William M. Kahane (1)(2)	―	―
Leslie T. Chao	$43,000	$43,000
Paul J. Massey, Jr.	$40,000	$40,000
Stephen R. Quazzo	$38,000	$38,000

(1)	Directors who are not independent of us do not receive compensation for services rendered as a director.

(2)	On December 3, 2014, William M. Kahane resigned from our board of directors. Mr. Kahane did not have any disagreements with management on any matters related to our operations, policies or practices.

Cash Compensation

We pay each of our independent directors:

•	an annual retainer of $30,000;

•	$1,000 per each board meeting attended;

•	$1,000 per each committee meeting attended;

•	an annual retainer of $5,000 for the chair of the Audit Committee; and

•	an annual retainer of $3,000 for the chair of the Conflicts Committee.

During our initial public offering, our independent directors had the option to receive their applicable director compensation in the form of shares of our common stock, rather than cash. Such shares were purchased on each director’s behalf at a price of $9.00 per share, as no dealer manager fees or selling commissions were paid in connection with such transactions.

In addition, we have reserved 200,000 shares of common stock for future issuance pursuant to awards granted under the Amended and Restated 2010 Independent Director Stock Plan (described below). All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors.

2010 Long-Term Incentive Plan

We have adopted the 2010 Long-Term Incentive Plan (the “Incentive Plan”). The Incentive Plan is intended to attract and retain officers, advisors and consultants (including key employees thereof) considered essential to our long-range success by offering these individuals an opportunity to participate in our growth through awards in the form of, or based on, our common stock. Although we do not currently have any employees, any employees we may hire in the future would also be eligible to participate in the Incentive Plan. The Incentive Plan may be administered by a committee appointed by the board of directors, which we refer to as the plan committee, or by the board of directors itself if no committee is appointed. The Incentive Plan authorizes the granting of awards to participants in the following forms:

21

•	options to purchase shares of our common stock, which may be nonstatutory stock options or incentive stock options under the Internal Revenue Code;

•	stock appreciation rights, or SARs, which give the holder the right to receive the difference between the fair market value per share of common stock on the date of exercise over the SAR grant price;

•	performance awards, which are payable in cash or stock upon the attainment of specified performance goals;

•	restricted stock, which is subject to restrictions on transferability and other restrictions set by the plan committee;

•	restricted stock units, which give the holder the right to receive shares of stock, or the equivalent value in cash or other property, in the future, which right is subject to certain restrictions and to risk of forfeiture;

•	deferred stock units, which give the holder the right to receive shares of stock, or the equivalent value in cash or other property, at a future time;

•	distributions equivalents, which entitle the participant to payments equal to any distributions paid on the shares of stock underlying an award; and

•	other stock-based awards at the discretion of the plan committee, including unrestricted stock grants.

All awards must be evidenced by a written agreement with the participant, which will include the provisions specified by the plan committee. The plan committee will administer the Incentive Plan, with sole authority to select participants, determine the types of awards to be granted, and all of the terms and conditions of the awards, including whether the grant, vesting or settlement of awards may be subject to the attainment of one or more performance goals. Awards will not be granted under the Incentive Plan if the grant, vesting or exercise of the awards would jeopardize our status as a REIT under the Internal Revenue Code or otherwise violate the ownership and transfer restrictions imposed under our charter. Unless otherwise determined by the plan committee, no award granted under the Incentive Plan will be transferable except through the laws of descent and distribution or except, in the case of an incentive stock option, pursuant to a qualified domestic relations order.

We have reserved 9,000,000 shares for issuance pursuant to awards granted under the Incentive Plan. In the event of a transaction between our company and our stockholders that causes the per-share value of our common stock to change (including, without limitation, any stock distribution, stock split, spin-off, rights offering or large nonrecurring cash distribution), the share authorization limits under the Incentive Plan will be adjusted proportionately, and the plan committee must make such adjustments to the Incentive Plan and awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. In the event of a stock split, a stock distribution or a combination or consolidation of the outstanding shares of common stock into a lesser number of shares, the authorization limits under the Incentive Plan will automatically be adjusted proportionately, and the shares then subject to each award will automatically be adjusted proportionately without any change in the aggregate purchase price.

22

The Incentive Plan will automatically expire on August 11, 2020, unless extended or earlier terminated by the board of directors. The board of directors or the plan committee may terminate the Incentive Plan at any time, but termination will have no adverse impact on any award that is outstanding at the time of the termination. The board of directors or the plan committee may amend the Incentive Plan at any time, but no amendment to the Incentive Plan will be effective without the approval of our stockholders if such approval is required by any law, regulation or rule applicable to the Incentive Plan. No termination or amendment of the Incentive Plan may, without the written consent of the participant, reduce or diminish the value of an outstanding award. The plan committee may amend or terminate outstanding awards, but such amendment or termination may require consent of the participant. Unless approved by our stockholders, the original term of an option may not be extended. Unless permitted by the anti-dilution provisions of the Incentive Plan, the exercise price of an outstanding option may not be reduced, directly or indirectly, without approval by our stockholders.

No awards have been issued under the Incentive Plan, and we currently have no plans to issue any awards.

Amended and Restated 2010 Independent Director Stock Plan

We have adopted a long-term incentive plan that we will use to attract and retain qualified independent directors. Our Amended and Restated 2010 Independent Director Stock Plan (the “Independent Director Plan”) offers independent directors an opportunity to participate in our growth through awards of shares of restricted common stock subject to time-based vesting.

Our Conflicts Committee will administer the Independent Director Plan, with sole authority to determine all of the terms and conditions of the awards. No awards will be granted under the Independent Director Plan if the grant or vesting of the awards would jeopardize our status as a REIT under the Internal Revenue Code or otherwise violate the ownership and transfer restrictions imposed under our charter. Unless otherwise determined by our board of directors, no award granted under the Independent Director Plan will be transferable except through the laws of descent and distribution.

We have authorized and reserved 200,000 shares for issuance under the Independent Director Plan. In the event of a transaction between our company and our stockholders that causes the per-share value of our common stock to change (including, without limitation, any stock distribution, stock split, spin-off, rights offering or large nonrecurring cash distribution), the share authorization limits under the Independent Director Plan will be adjusted proportionately and the board of directors will make such adjustments to the Independent Director Plan and awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. In the event of a stock split, a stock distribution or a combination or consolidation of the outstanding shares of common stock into a lesser number of shares, the authorization limits under the Independent Director Plan will automatically be adjusted proportionately and the shares then subject to each award will automatically be adjusted proportionately without any change in the aggregate purchase price.

The Conflicts Committee may in its sole discretion at any time determine that all or a part of a director’s time-based vesting restrictions on all or a portion of a director’s outstanding shares of restricted stock will lapse, as of such date as the Conflicts Committee may, in its sole discretion, declare. The Conflicts Committee may discriminate among participants or among awards in exercising such discretion.

The Independent Director Plan will automatically expire on August 11, 2020, unless extended or earlier terminated by the board of directors. The board of directors may terminate the Independent Director Plan at any time. The expiration or other termination of the Independent Director Plan will not, without the participants’ consent, have an adverse impact on any award that is outstanding at the time the Independent Director Plan expires or is terminated. The board of directors may amend the Independent Director Plan at any time, but no amendment will adversely affect any award without the participant’s consent and no amendment to the Independent Director Plan will be effective without the approval of our stockholders if such approval is required by any law, regulation or rule applicable to the Independent Director Plan.

23

No awards have been issued under the Independent Director Plan.

Equity Compensation Plan Information

We have adopted the Incentive Plan and the Independent Director Plan, which, collectively, are intended to attract and retain officers, directors, advisors and consultants considered essential to our long-range success by offering these individuals an opportunity to participate in our growth through awards in the form of, or based on, our common stock. Although we do not currently have any employees, any employees we may hire in the future would also be eligible to participate in the Incentive Plan. We have reserved 9,000,000 shares of common stock for issuance pursuant to awards granted under the Incentive Plan. We have also reserved 200,000 shares of common stock for issuance pursuant to awards under the Independent Director Plan. Both plans were approved prior to commencement of our initial public offering by our board of directors on August 9, 2010 and by our sole stockholder on August 11, 2010. No awards have been issued under either of the plans, and we currently have no plans to issue any awards under either of the plans.

24

STOCK OWNERSHIP

The following table shows, as of April 9, 2015, the amount of our common stock beneficially owned (unless otherwise indicated) by (1) any person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock, (2) our directors, (3) our executive officers, and (4) all of our directors and executive officers as a group.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)		Percentage

Jeffrey S. Edison	343,453	(3)(4)(5)	*
John B. Bessey	5,556	(5)	*
R. Mark Addy	13,140	(5)	*
Devin I. Murphy	30,434		*
Jennifer L. Robison	-		*
Leslie T. Chao	27,778		*
Paul J. Massey, Jr.	4,610		*
Stephen R. Quazzo	62,985		*
All officers and directors as a group	772,060		*

*	Less than 1.0%

_____________________

(1)	Address of each named beneficial owner is c/o Phillips Edison Grocery Center REIT I, Inc., 11501 Northlake Drive, Cincinnati, Ohio 45249.
(2)	None of the shares are pledged as security.
(3)	PE-NTR has acquired 176,509 shares of common stock from us. Mr. Edison indirectly owns and controls PE-NTR, and therefore has voting and dispositive control of the shares held by PE-NTR.
(4)	Global Re SCC, Cell 2007-6 has purchased 55,556 shares of common stock from us. Mr. Edison indirectly owns and controls Global Re SCC, Cell 2007-6, and therefore has voting and dispositive control of the shares held by Global Re SCC, Cell 2007-6.
(5)	Excludes 2,367,540 Class B units of our operating partnership held by PE-NTR that vested on December 3, 2014, in connection with the termination of the Prior Advisory Agreement. Mr. Edison indirectly owns and controls PE-NTR. It is anticipated that Mr. Bessey and Mr. Addy will each be assigned 142,052 of these Class B units in connection with a listing or a liquidity event for our stockholders provided that they continue to be employed with an affiliate of our company at the time of the event. In accordance with the terms of the Partnership Agreement, Class B units may be converted into units of limited partnership of our operating partnership, and these units are exchangeable for cash or, at the option of our operating partnership, shares of our common stock. However, under our Current Advisory Agreement, PE-NTR is prohibited from exercising any rights it may have to exchange any units of limited partnership for cash or shares of our common stock until the occurrence of a listing or a liquidity event for our stockholders.

Section 16(a) Beneficial Ownership Reporting Compliance

Under U.S. securities laws, directors, executive officers and any persons beneficially owning more than 10% of our common stock are required to report their initial ownership of the common stock and most changes in that ownership to the SEC. The SEC has designated specific due dates for these reports, and we are required to identify in this proxy statement those persons who did not file these reports when due. Based solely on our review of copies of the reports filed with the SEC and written representations of our directors and executive officers, we believe all persons subject to these reporting requirements filed the reports on a timely basis in 2014.

25

PROPOSAL 1. ELECTION OF DIRECTORS

At the annual meeting, you and the other stockholders will vote on the election of all four members of our board of directors. Those persons elected will serve as directors until the 2016 annual meeting and until their successors are duly elected and qualified. The board of directors has nominated the following people for re-election as directors:

●	Jeffrey S. Edison	●	Paul J. Massey, Jr.
●	Leslie T. Chao	●	Stephen R. Quazzo

Each of the nominees for director is a current member of our board of directors. Detailed information on each nominee is provided on pages 17 through 20.

Vote Required

Under our charter, a majority of the shares present in person or by proxy at an annual meeting at which a quorum is present is required for the election of the directors. This means that a director nominee needs to receive affirmative votes from a majority of such shares in order to be elected to the board of directors. Because of this majority vote requirement, “withhold” votes and broker non-votes will have the effect of a vote against each nominee for director. If an incumbent director nominee fails to receive the required number of votes for reelection, then under Maryland law, he or she will continue to serve as a “holdover” director until his or her successor is duly elected and qualified.

The appointed proxies will vote your shares of common stock as you instruct. If you submit a proxy card with no further instructions, the appointed proxies will vote your shares FOR all of the director nominees listed above. If any nominee becomes unable or unwilling to stand for re-election, the board of directors may reduce its size or designate a substitute. If a substitute is designated, proxies voting on the original nominee will be cast for the substituted nominee.

Recommendation

Your board of directors unanimously recommends a vote “FOR” all nominees listed for re-election as directors.

26

STOCKHOLDER PROPOSALS

Any proposals by stockholders for inclusion in proxy solicitation material for the next annual meeting, whether or not the proposal is intended to be included in the 2016 proxy materials, must be received by our secretary at our executive offices no earlier than December 2, 2015 and no later than January 1, 2016. However, if we hold our annual meeting before June 8, 2016 or after August 7, 2016, stockholders must submit proposals for inclusion in our 2016 proxy statement within a reasonable time before we begin to print our proxy materials. The mailing address of our executive offices is 11501 Northlake Drive, Cincinnati, Ohio 45249.

STOCKHOLDERS SHARING AN ADDRESS

SEC rules permit companies, brokers, banks or other intermediaries to deliver a single copy of a proxy statement and annual report to households at which two or more stockholders reside. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources. Stockholders sharing an address who have been previously notified by their broker, bank or other intermediary and have consented to householding will receive only one copy of our proxy statement and annual report.

If you would like to opt out of this practice for future mailings and receive separate proxy statements and annual reports for each stockholder sharing the same address, please contact your broker, bank or other intermediary. You may also obtain a separate proxy statement or annual report without charge by contacting us at 11501 Northlake Drive, Cincinnati, Ohio 45249, Attention: Investor Relations; or by calling us at 1 (800) 875-6585 and asking for Investor Relations. We will promptly send additional copies of the proxy statement or annual report. Stockholders sharing an address that are receiving multiple copies of the proxy statement or annual report can request delivery of a single copy of the proxy statement or annual report by contacting their broker, bank or other intermediary or by contacting us as indicated above.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in accordance with the discretion of the proxy holders.

27

PHILLIPS EDISON
GROCERY CENTER REIT I

P.O. Box 55909, Boston, MA 02205-5909

Your Vote is Important!

Vote by Internet

Please go to the electronic voting site at **www.2voteproxy.com/ph**. Follow the on-line instructions. If you vote by internet, you do not have to return your proxy card.

Vote by Telephone

Please call us toll free at **1-800-830-3542** and follow the instructions provided. If you vote by telephone, you do not have to return your proxy card.

Vote by Mail

Mark, sign and date your proxy card and return it promptly.

Please ensure the address below shows through the window of the enclosed postage-paid return envelope.

Proxy Tabulator
P.O. Box 55909
Boston, MA 02205-9100

Please mark your choice like this X in blue or black ink.

The Board of Directors recommends a vote **FOR** all nominees listed in Proposal 1.

	FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT*
1. Election of Directors (01) Jeffrey S. Edison (02) Leslie T. Chao (03) Paul J. Massey, Jr. (04) Stephen R. Quazzo	☐	☐	☐

* To **Withhold authority** to vote for any individual nominee(s), write the number(s) of the nominee(s) in the box below.

I plan to attend the meeting ☐

Please sign exactly as your name appears on this proxy card. When shares of common stock are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by general partner or other authorized person.

Signature ____________ Date ____________ Signature if held jointly ____________ Date ____________

PEG15-REIT I-V2

PHILLIPS EDISON
GROCERY CENTER REIT I

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

PHILLIPS EDISON GROCERY CENTER REIT I, INC.

Wednesday, July 8, 2015

11 a.m. (MDT)

At

Your Vote is Important!

Phillips Edison Grocery Center REIT I, Inc.

11501 Northlake Drive, Cincinnati, Ohio 45249

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder hereby appoints each of John B. Bessey, R. Mark Addy and Devin I. Murphy, as proxy and attorney-in-fact, each with the power to appoint his or her substitute, on behalf and in the name of the undersigned, to represent the undersigned at the annual meeting of stockholders of Phillips Edison Grocery Center REIT I, Inc. to be held on July 8, 2015, and at any adjournments thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if personally present, as indicated on the reverse side of this card. The undersigned acknowledges receipt of the notice of annual meeting of stockholders, the proxy statement and the annual report.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted "FOR" all nominees in Proposal 1. The proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in their discretion, including, but not limited to, the power and authority to adjourn the meeting to a date not more than 120 days after the record date in the event that a quorum is not obtained by the July 8, 2015 meeting date.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE.

IF YOU VOTE YOUR PROXY BY INTERNET OR TELEPHONE, YOU DO NOT NEED TO MAIL YOUR PROXY CARD.

PEG15-REIT I-V2